Exhibit 10(a)(1)

September 8, 2011

Ms. Stacey L. Moran
42 Gabriel Mills Road
Wading River, NY  11792

Dear Stacey:
We are pleased to confirm our offer to you for the position of Vice President of Finance and Treasurer at Tii Network Technologies, Inc.   Your duties and responsibilities will be defined by the President and Chief Executive Officer.

Your compensation package will be as follows:

1.	Salary: $175,000 per annum.

2.
Eligibility for all standard benefits as described in the enclosed summary sheet.  Medical, Dental, Life Insurance, Long Term/Short Term Disability and Accidental Death or Dismemberment plans are available to you as of November 1, 2011.  Some brief descriptive material is enclosed regarding these policies.

3.
The Company will extend to you a Tii Restricted Stock for 50,000 shares of Tii restricted stock issued upon approval of the Tii Board of Directors vesting over a 5 year period. The award will be subject to all of the terms and conditions for the Plan and Employee hereby agrees to all such terms and conditions.

4.	Enrollment in Tii’s 401K Plan upon meeting eligibility requirements.

We are very pleased to offer you this position and we want to start out on a positive note, but it is also important for both of us to understand our employment arrangements.  Our Company is an “at will” employer and we think it is important to understand that either of us can terminate our employment arrangement at any time.  Also, as a condition of your employment, you will be asked to sign our Employee Agreement which covers our confidentiality and non-compete provisions.

Tii Network Technologies 141 Rodeo Drive, Edgewood, NY  11717  T. 631.789.5000  F.631.789.5063
www.tiinetworktechnologies.com

Also, it is the policy of the Company to avoid the use of confidential information of others and the Company will not expect or knowingly permit you to utilize the confidential information of others in the performance of your duties and obligations to the Company during your employment with us.

If this offer is acceptable, please signify same by signing one copy of this letter in the space provided below and return it to me at our Edgewood office.  Your employment with Tii will then commence on Friday, September 16, 2011.
Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Kenneth A. Paladino
Kenneth A. Paladino
President, CEO

Agreed and Accepted:

/s/ Stacey L. Moran

Stacey L. Moran

Date:	9/13/11

Tii Network Technologies 141 Rodeo Drive, Edgewood, NY  11717  T. 631.789.5000  F.631.789.5063
www.tiinetworktechnologies.com